EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Four Oaks Fincorp, Inc. (the “Registration Statement”) pertaining to the assumption by Four Oaks Fincorp, Inc. of certain outstanding options under the Nuestro Banco 2007 Nonstatutory Stock Option Plan and the Nuestro Banco 2007 Incentive Stock Option Plan of our report dated March 30, 2010 relating to the consolidated financial statements of Four Oaks Fincorp, Inc. and subsidiary, which report appears in the Annual Report on Form 10-K of Four Oaks Fincorp, Inc. for the year ended December 31, 2009.

Raleigh, North Carolina
March 30, 2010